EXHIBIT 23.1
Independent Auditors' Consent
-----------------------------

The Board of Directors

Crosswave Communications Inc.:

We consent to the use of our report dated June 5, 2002, with respect to the consolidated balance sheets of Crosswave Communications Inc. as of March 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended March 31, 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" in this registration statement.

/s/ Asahi & Co.

Tokyo, Japan
November 21, 2002


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